Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OPTC - Q1 2008 Optelecom-NKF Earnings Conference Call

Event Date/Time: May. 01. 2008 / 10:00AM ET

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CORPORATE PARTICIPANTS

Ed Ludwig

Optelecom-NKF, Inc. - President and CEO

Steve Tamburo

Optelecom-NKF, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Richard Nesbitt

CIBC - Analyst

Ed Harris

Analyst

Mark Panna

Analyst

David Chathy

Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen. Welcome to the First Quarter 2008 Optelecom-NKF Earnings Conference call. I would now like to turn the presentation over to your host, President and CEO, Ed Ludwig. Please proceed sir.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Thanks, Monique. Sorry for the interruption. I guess we had a slight technical problem switching in here. Good morning and welcome to Optelecom-NFK’s First Quarter 2008 Earnings Conference Call. I’m Ed Ludwig, Optelecom-NKF President and CEO. With me this morning is Steve Tamburo, our CFO. Steve, please review our Safe Harbor Statement.

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Our earnings press release and conference call contain forward-looking statements. These forward-looking statements include statements by management relating to the current expectations, estimates and forecasts about the business of Optelecom-NKF, Inc., the industries and markets in which we operate, and the company’s expectations of future success in achieving its objectives. Any forward-looking statements in this conference call are subject to a number of risks and uncertainties including product development efforts, our competition, the strength of both the overall economy and the high-tech market, and acceptance of our current and future products. Actual results could differ materially from those projected in our forward-looking statements. More information about potential factors that could affect the company can be found in our form 10-K, form 10-Qs and other reports and statements filed with the SEC. Any information contained in this call should be viewed in conjunction with our earnings press release, including the accompanying financial tables.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Thanks Steve. And thanks to everyone for joining us. I will begin this call with a few comments about the first quarter. Steve will follow with a discussion of our financials, and I will have some closing remarks.

Our first quarter results highlight the good progress we are making as we work steadily toward becoming a leading global provider of network IP and fiber video surveillance solutions. I’m pleased with both our overall performance and the contributions made by our sales and operations groups throughout the world.

Sales for the first quarter grew 19% on a year-over-year basis, marking our third consecutive quarter of double digit sales growth. With our fixed costs now fairly constant quarter to quarter, and our margins strong, we posted positive net earnings for what is seasonally our slowest quarter. Sales increased in the US, Europe and other regions around the world. We continue to see strong customer demand for IP video network solutions while we are enjoying solid demand for legacy fiber optic products.

Looking ahead, we anticipate continued solid sales growth as we build our Siqura brand recognition. We believe our increased sales and marketing efforts have raised market awareness of our IP product line, and reinforced our position as one of the few companies that offer a full line of video security surveillance solutions, both IP and fiber. This is a clear differentiator for Optelecom-NKF, and it is important for our future growth as many new projects no longer specify only fiber optic-based networks, but instead require advanced video compression capability coupled with intelligent network switches, massive file storage, rapid information retrieval, and associated operating software.

We plan to continue executing our core strategy of delivering profitable year over year organic growth while developing the next generation of products and services end users want.

Steve, please go over the numbers.

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Thanks Ed; thanks to everyone for joining our earnings call today. Revenue for the first quarter of 2008 was strong at $10.5 million. It is our highest revenue total for a first quarter and a $1.7 million increase, 19%, over 1Q 2007.

We have improved gross profit margins and we have turned around operating income compared to last year. We had revenue growth in both our domestic and international operations this quarter. US revenue came in at $3.3 million while our international revenue was $7.2 million in the first quarter ‘08. Each of these totals represents a 19% increase in comparison to 2007. The international revenue increase does include the positive impact of foreign currency translation as the dollar weakened against the Euro.

Our gross profit margin also improved this quarter. At 61% it is well ahead of the 56% in the first of ‘07. 61% is also above the recent fourth quarter gross margin of 58%. In fact our cost of goods sold rose only 4% while revenue climbed almost 20%. All in we had about $6.5 million in gross profit compared to $4.9 million at this time last year, a 31% increase.

Our total operating expense increased to $5.9 million, compared to $5.0 million last year. The majority of the increase is a result of our planned expansion of our global sales team combined with the impact of foreign exchange rates. We have added additional sales personnel in our international and domestic areas and sales support staff to enhance our footprint in the changing market. When compared to the recent fourth quarter, our operating expenses actually declined 3%.

Income from operations totaled just over $0.5 million, an improvement compared to a loss at this time in ‘07. After factoring in interest expense and taxes we reported net income of $148,000 or $0.04 per diluted share. That compares to a loss of $0.07 per share in the first quarter of ‘07.

It is our goal to increase the bottom line. The current financial improvement compared to early last year is solid. At the same time we have continued to make progress in product development as the market migrates to IP Ethernet products. For example, we recently launched a new comprehensive line of video cameras during the first week in April. The new camera line is under our Siqura brand name and it spans 23 new offerings available in both IP and analog versions.

A third party study indicates the IP video surveillance market is forecasted to grow at a rate of 38% per year. While this quarter was especially strong for our fiber optic product sales, our revenue is now made up of 25% IP related sales. In the trailing four quarters, our IP revenue grew an average of 26%.

On the balance sheet, our total assets grew to $54 million and our stockholders equity is now over $25 million. The assets include about 5 million Euros in cash and that is equivalent to almost $8 million US.

One last note, in April the company successfully completed a major portion of its global information technology system implementation. With the ERP and core financial systems now integrated, the final stages of our IT implementation are underway. This includes the upcoming unification of our domestic, international customer relationship management systems.

We believe all of these efforts and our recent results indicate the company is moving in the right direction. And I look forward to answering your questions after Ed’s final thoughts.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Thanks, Steve. This past quarter we continued to build on our recent successes and delivered profitable growth. Sales in the US grew nicely year-over-year, but as yet, do not reflect our full potential. We are working very hard to raise our profile in the US and abroad.

Our calendar for April provides a glimpse at our ongoing efforts. We exhibited at ISC West, a premier security products trade show at the Sands Convention Center in Las Vegas where we introduce our new line of 23 video cameras to the US market as part of our continuing effort to familiarize our customer base with the new technology. We hosted a 2-day customer IP training event (inaudible) in the Netherlands, which attracted over 70 attendees.

We participated in the European security meetings in Paris, France, a series of scheduled one-on-one meetings between security specialists and suppliers of security equipment and solutions. We displayed our technology at MIPS exhibition, the Moscow International Protection and Security exhibition at the expo center in Moscow, Russia.

We exhibited at the Safety and Security Technology Expo in (inaudible), which featured the latest security technology advancements by 30 of the leading industry manufacturers. At SecuTech at the Taipei World Trade Center in Taiwan we introduced our new line of 23 video cameras to the Asian market. We also exhibited at Expo Seguirdad in Mexico City, the only exhibition in Mexico for security product manufacturers, distributors, integrators and end users.

Over the next two months we will be taking our solutions to overseas trade shows in the UK, Brazil and South Africa.

It is early in the new product cycle, and we are just beginning to tap the opportunities available to us. Our investment in technology development continues. We brought to market a robust and expanding product lineup that delivers an end to end solution, as we would say, from camera to console, including cameras, video compression, network switching, file storage and retrieval and associated software suites.

These investments are essential to address a constantly changing market, demanding more and more capability and larger and larger systems. As these opportunities arise it is critical that our company be positioned to respond with high quality, user-friendly solutions. I think we are up to the challenge.

There is one final thought I want to touch on today. I know a number of shareholders are curious how it is we delivered 18%, 19%, even 20% growth and set some sales records during our last three quarters, but seemingly we very seldom report major contracts such as the Imtech order announced yesterday. The fact is, we are winning many good size contract awards. Some are well into 7 figures. Some cover multiple locations. Some are multi-year. However, most share one common characteristic; they are considered to be highly sensitive in nature by our customers who are either reluctant to reveal or insistent that we do not reveal any information as to size, the equipment characteristics, location for purpose of the award.

We are working with our customers [to meet] our responsibilities to you, our shareholders, while at the same tie respecting their security obligations as they deploy Optelecom-NKF solutions to protect lives, property and public infrastructure. With that, Steve, let’s open up the line for some questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

We will pause a moment for questions to compile. Gentlemen there appear to be no questions in the queue at this time.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

You want to just double check, make sure?

Operator

Pardon the interruption. We do actually have a question now. Your first question comes from the line of Richard Nesbitt. Please proceed Mr. Nesbitt.

Richard Nesbitt - CIBC - Analyst

Good morning, Ed. Steve.

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Good morning Rich.

Richard Nesbitt - CIBC - Analyst

How are you guys?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

We’re good.

Richard Nesbitt  - CIBC - Analyst

I was waiting for somebody to ask the question before me. Okay, I wanted to ask you one question. You did announce that Dutch Transportation Contract. Now will that extrapolate into the second quarter?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Rich, I will take that one. The Dutch Contract which we sent out yesterday morning is 4.1 million Euros, or $1.7 million US. And we have some of that in the first quarter. We expect some of that in the near term, in the next 90-days. And a portion of it out over the next 12-months. Those three groups are roughly in thirds.

Richard Nesbitt - CIBC - Analyst

Okay, well another question. Backlog — last year at this time and this year at this time. Do you have any idea?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

We do, Rich. As I generally say when we talk about backlog, we do provide some information on it, but we don’t consider backlog to be a strong indicator of next quarter’s results. And the reasons for that are our product turnaround time from order to shipment is about 2 weeks and in some cases less. So the backlog tends to be a very short term number.

With that said, I can tell you that backlog from April 30th last year to now is roughly equal.

Richard Nesbitt - CIBC - Analyst

Okay. So I know you are not going to give any guidance on the second quarter, but going forward we should look for an increase over the second quarter of last year, sort of inline with what you did this year, or in that area, right?

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Well, we can’t comment.

Richard Nesbitt - CIBC - Analyst

That’s a loaded question, huh?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

I know it’s loaded. Rich, as Ed has said in the past, and I have reemphasized that we look for 10% revenue growth, and we haven’t changed that message. But we look at it year-over-year and any one quarter as you know has the timing of large orders that can move between them. So we don’t provide specific guidance on the next 90-days.

Richard Nesbitt - CIBC - Analyst

Okay, another question. The increase in your current portion of Notes Payable I notice went from $1.5 million to $4.5 million. Is that because of the portion of the debt that is due in February 2009?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Rich, that is exactly right. It is a very good question. We have, essentially, the same amount of debt out. We have been making all of our payments on time. And the debt simply moves on the balance sheet from longer term into the current payables because it is due in the first quarter, or that chunk of it is due in the first quarter of 2009. That is our bank term debt. We also have debt seller financing from our acquisition in 2005. That debt is due in the first quarter of 2010.

Richard Nesbitt - CIBC - Analyst

Well you know my feelings on that stuff; well you know how I feel. If somebody can just get in there and realize what the company is doing and get in there and buy the stock and get the price up and get that financing in order so that we can eliminate debt interest. I noticed it went up slightly for the quarter from year end 2007, and of course it is up from first quarter of last year. Your other expense, which is your interest, went from 318 last year fourth quarter to 352 this quarter. And of course year end, first quarter last year was 324 and now it is 352. So does that include the credit line also?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

It certainly does. It includes the credit line which moves depending on our short term needs. It includes the bank debt which we just discussed which is variable rate and has been declining. It also includes the seller financing, the seller financing is in Euros, so there is a translation impact. So the three of those together give you the totals that you mentioned.

Richard Nesbitt - CIBC - Analyst

Okay, very good. That’s enough questions for me. Hopefully somebody else will ask some.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Yes, I think so.

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Thanks Rich.

Richard Nesbitt - CIBC - Analyst

Look further than you can see, continue with the vision.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Okay.

Richard Nesbitt - CIBC - Analyst

Thanks.

Operator

Thank you. Your next question comes from the line of Ed Harris. Please proceed Mr. Harris.

Ed Harris Analyst

Looks like a very good quarter. Congratulations guys.

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Thanks, Ed.

Ed Harris Analyst

You made a comment that you thought you were in the early part of the product cycle which this new Siqura line and I was just wondering what foresight typically you see the length of time involved in these product cycles on average. Any statements or clarifications you can make to that end?

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Yes, the statements made in reference to the market place trends translation I guess from what had been a primarily either Coax or fiber, to much more of an IP Ethernet base technology for the transmission media and the video switching part of it and things like that.

It is really a market shift and acceptance of the technology, so we are early in that cycle. And one of the interesting things is that video security these days is becoming much more sophisticated and much more the province of IT departments than in old days when it was typically guard forces and things like that. So it is important to have a rather high level of technical performance in the network products that you offer. And that is what I meant by early in the product cycle. We see that movement going on; obviously some of the research reports show this happening and we are still fairly early in that cycle in terms of the overall security market.

Ed Harris Analyst

Okay, and that would translate obviously both domestically and internationally?

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Yes, that is absolutely true.

Ed Harris Analyst

Okay, thank you very much.

Operator

Your next question comes from the line of [Mark Panna]. Please proceed Mr. Panna.

Mark Panna Analyst

Yes, thank you. Great quarter guys. I have a couple of questions; first one, can you go over the foreign exchange impact on the quarter and second one, you said the IP percent of revenue is at 25%. Where do you expect that trending going forward?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Sure, I’ll start with the foreign exchange. The international operations as we discussed have run at about 2/3 of our total. So we have a very meaningful impact on foreign exchange. It is because the dollar is week, the revenue increases as we translate into dollars and so does the expense. In particular, if you look at our revenue for the quarter, there was about $870,000 of foreign exchange translation to the positive.

If you look at our total operating expense, there was however a negative of just under $400,000, actually about $370,000. So those are probably the two biggest impacts on the current quarter. And on the overall IP question, we have trailing four quarters as I said of about 26% IP growth. Now the first quarter ‘08 was very strong fiber optic sales, so that did bring the number down. But we look at it over a period of time.

For example, last year, year-over-year it was up 50%. And as I said, the market growth from the study we have is 38%. So somewhere in that range we see very high double digit growth on IP in the market.

Mark Panna Analyst

Okay, if I could throw another one in there?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Please.

Mark Panna Analyst

As far as the debt schedule, do you think you are going to be able to pay all of that off with free cash flow or are you going to have to refinance?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

There are a couple of elements to that, Mark. One is in terms of free cash flow most of our available cash is being generated in Europe. And so we have a significant amount of cash on the balance sheet, translated it is $8 million US. However it is mostly in Europe. We are working to try to free some of that up in a tax efficient way and use it to pay down debt.

The amount of debt that is due in the next 12 months is just the bank term debt, so we have about 8, 8.5 million Euros due in 2010. In the short run we will continue refinancing or using some case, depending where we are later this year.

Mark Panna Analyst

Okay, thanks gentlemen. Great work.

Operator

Your next question comes from the line of [David Chathy]. Please proceed sir.

David Chathy Analyst

Hi Ed, hi Steve; how are you guys doing?

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Hi, David.

David Chathy Analyst

Okay, you kind of touched on my question already, but I would like to maybe revisit one more time. Ed in past calls you have mentioned the importance of Optelecom’s going in the direction of network IP, especially in the United States with the dropping away of the requirement for fiber optics video. But in your comments today you say that there is a solid demand for legacy fiber optics again. So my question is, what is your new, revised focus in terms of marketing with this new add on reality?

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Well, the growth, what we are actually seeing is the spin of forecast is that fiber would taper off. What we are seeing is fiber is not tapering off very much, it is staying relatively level. The growth is going to come from IP, in our opinion.

What we are finding is that you will, in large installations, you will actually end up with a hybrid system where some of the transmission occurs over Fiber products. Then you can get into video compression and file storage and IP Ethernet formats at another part of the overall network structure. So I hope I am answering your question correctly, but fiber is not dropping off the face of the earth; it is [great] for long distance transmission or where you don’t want the effects of video compression. And what we are seeing is that some of the large installations need both kinds of capabilities.

Steve Tamburo - Optelecom-NKF, Inc. - CFO

Specifically we announced yesterday a large win for us, and that win is actually a mix of fiber optic and IP. It is about 2/3 IP and 1/3 fiber optic. So we have seen fiber optic actually grow on a trailing four quarter basis about 12% which we are happy with, but we expect IP to grow at a higher rate going forward.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Another thing I would add to it is I consider the transmission technology to be fairly mature in a fiber optic part. We have been at it a long time. So the investment that we have to make in product development isn’t so much in the fiber side because we have really good stuff that works very well. But it is really in the IP side where it is relatively new technology to us.

David Chathy Analyst

Okay so just one quick follow-on to that. I mean are you saying that there is in essence a kind of a third category that is developing here, a kind of hybrid category that is factoring in to your —?

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Yes.

David Chathy Analyst

Okay. Alright, so in other words if you say, well a certain portion is network IP and a certain portion is fiber, then there is going to be a third category. It is going to in some way include both of the other two.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

That’s absolutely correct. In fact, Steve and I are headed out to the AEA Micro Cap Conference at the end of this week where we will be presenting in front of hopefully a lot of investors. And I know that specifically in one of his PowerPoint slides that we talk about all three types of opportunities, including the hybrid solution.

David Chathy Analyst

Excellent. Thank you for that clarification.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Okay.

Operator

Gentlemen, there are no further questions in the queue. (Operator Instructions)

I would like to turn the presentation back over to Mr. Ed Ludwig for closing remarks. Please proceed sir.

Ed Ludwig - Optelecom-NKF, Inc. - President and CEO

Okay, thank you very much for listening today. We will back on this call in about 90-days. Talk to you then. Have a good day.

Operator

Ladies and gentlemen thank you for your participation in today’s conference. This concludes the presentation; you may now disconnect. Thank you and have a great day.

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